Exhibit 99

Contact:

Brent Turner

President

(615) 861-6000

Acadia Healthcare Completes Previously Announced Sale of U.K. Facilities

in Fulfillment of Its Undertakings to the CMA

Amends Senior Secured Credit Facility to Increase Flexibility,

Lower Interest Rates and Extend Maturity

FRANKLIN, Tenn. – November 30, 2016 – Acadia Healthcare Company, Inc. (“Acadia” or the “Company”) (NASDAQ: ACHC) today announced that it has completed its previously announced sale to funds advised by BC Partners LLP of 21 existing behavioral health facilities and one de novo behavioral health facility, not yet opened, in the United Kingdom for £320 million ($395 million) cash. The sale fulfills the undertakings Acadia gave the Competition and Markets Authority (“CMA”) in the U.K. to address the CMA’s concerns about the impact of Acadia’s acquisition of Priory on competition for the provision of behavioral healthcare services in certain markets in the U.K.

Acadia also today announced that it has amended its Amended and Restated Credit Facility (the “Credit Facility”) to increase the flexibility of its revolving credit facility and lower the interest rate and extend the term of the revolving credit facility and Term Loan A. Among other amendments, Acadia has increased its revolving credit facility to $500.0 million from $300.0 million, while reducing its Term Loan A to $400.0 million from $600.6 million. The revolving credit facility and Term Loan A now mature in November 2021, which extends the term from February 2019, and reduces the interest rate by 50 basis points. Net proceeds from the sale were used to pay down the Credit Facility, and the revolving credit facility is fully available.

About Acadia

Acadia is a provider of inpatient behavioral healthcare services. Acadia operates a network of 568 behavioral healthcare facilities with approximately 16,900 beds in 39 states, the United Kingdom and Puerto Rico. Acadia provides behavioral health and addiction services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.

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